UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2009 (May 29, 2009)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 810-3333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 29, 2009, Anthracite Capital, Inc. (the “Company”) entered into an Exchange Agreement (the “Agreement”) with Taberna Preferred Funding III, Ltd., Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VI, Ltd., Kodiak CDO I, Ltd., Attentus CDO I, Ltd., Taberna Europe CDO I p.l.c., Dekania Europe CDO II p.l.c., Dekania Europe CDO III p.l.c. and Xenon Capital p.l.c. – Series 198 (collectively, the “Holders”), pursuant to which the Company agreed to issue unsecured junior subordinated notes of the Company in exchange for $135 million aggregate liquidation amount of trust preferred securities and €50 million aggregate principal amount of the Company’s floating rate junior subordinated notes held and/or beneficially owned by such Holders.

Pursuant to the Agreement, on May 29, 2009, the Company issued (i) $62.5 million aggregate principal amount of new notes in exchange for $50 million aggregate liquidation amount of trust preferred securities of Anthracite Capital Trust I, (ii) $62.5 million aggregate principal amount of new notes of the Company in exchange for $50 million aggregate liquidation amount of trust preferred securities of Anthracite Capital Trust II, (iii) $43.75 million aggregate principal amount of new notes in exchange for $35 million aggregate liquidation amount of trust preferred securities of Anthracite Capital Trust III, (iv) €37.5 million aggregate principal amount of new notes in exchange for €30 million aggregate principal amount of floating rate junior subordinated notes due 2022 of the Company and (v) €25 million aggregate principal amount of new notes in exchange for €20 million aggregate principal amount of floating rate junior subordinated notes due 2022 of the Company. The Agreement contains customary representations, warranties and covenants.

The new notes were issued under the (i) the Junior Subordinated Indenture, dated as of May 29, 2009, between the Company and The Bank of New York Mellon, as trustee, (ii) the Junior Subordinated Indenture, dated as of May 29, 2009, between the Company and The Bank of New York Mellon, as trustee, (iii) the Junior Subordinated Indenture, dated as of May 29, 2009, between the Company and Wilmington Trust Company, as trustee, (iv) the Junior Subordinated Indenture, dated as of May 29, 2009, between the Company and Wells Fargo Bank, N.A., as trustee, and (v) the Junior Subordinated Indenture, dated as of May 29, 2009, between the Company and Wells Fargo Bank, N.A., as trustee (collectively, the “Indentures”).

Pursuant to the respective Indentures, the new notes bear a fixed interest rate of 0.75% per year until the earlier of (i) May 29, 2013 and (ii) the date on which all of the existing senior secured loans under the Company’s senior secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley are fully amortized, including certain deferred restructuring fees (the “Modification Period”). After the Modification Period, the new notes bear interest at the same rates as the securities for which they were exchanged. During the Modification Period, the Company will be subject to limitations on its ability (i) to pay cash dividends on shares of its common stock or preferred stock or redeem, purchase or acquire any equity interests and (ii) to create, incur, issue or otherwise become liable for new debt other than trade debt or similar debt incurred in the ordinary course of business and debt in exchange for or to provide the funds necessary to repurchase, redeem, refinance or satisfy the Company’s existing secured and senior unsecured debt. In addition, during the Modification Period, the cure period for a default in the payment of interest when due is three days. The new notes are contractually senior to the Company’s remaining junior subordinated notes. The new notes otherwise generally have the same terms, including maturity dates and capital structure priority, as the securities for which they were exchanged. The coupons that were due on April 30, 2009 on certain of the securities being exchanged were satisfied by payments at the new lower rate of 0.75% per year on the increased principal amounts.

Pursuant to the Agreement, the Company paid a transaction fee of approximately $2.0 million to cover third-party fees and costs incurred in connection with the exchanges.

The foregoing summary does not describe all of the terms contained in the aforementioned agreements and is qualified in its entirety by reference to the full text of the Agreement and the Indentures, copies of which are filed as Exhibits 10.1, 4.1, 4.2, 4.3, 4.4 and 4.5 hereto, respectively, and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
4.1	Junior Subordinated Indenture, dated as of May 29, 2009, between Anthracite Capital, Inc. and The Bank of New York Mellon, as trustee

4.2	Junior Subordinated Indenture, dated as of May 29, 2009, between Anthracite Capital, Inc. and The Bank of New York Mellon, as trustee

4.3	Junior Subordinated Indenture, dated as of May 29, 2009, between Anthracite Capital, Inc. and Wilmington Trust Company, as trustee

4.4	Junior Subordinated Indenture, dated as of May 29, 2009, between Anthracite Capital, Inc. and Wells Fargo Bank, N.A., as trustee

4.5	Junior Subordinated Indenture, dated as of May 29, 2009, between Anthracite Capital, Inc. and Wells Fargo Bank, N.A., as trustee

10.1	Exchange Agreement, dated as of May 29, 2009, between Anthracite Capital, Inc. and Taberna Preferred Funding III, Ltd., Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VI, Ltd., Kodiak CDO I, Ltd., Attentus CDO I, Ltd., Taberna Europe CDO I p.l.c., Dekania Europe CDO II p.l.c., Dekania Europe CDO III p.l.c. and Xenon Capital p.l.c. – Series 198

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated: June 4, 2009